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                                                                    Exhibit 12.1


                             Bancorp Hawaii, Inc.

                   Statement Regarding Computation of Ratios
                         Year Ended December 31, 1996

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(in millions of dollars)
Earnings:

1.  Income before income taxes............................     $209.8

2.  Plus:  fixed charges including interest on deposits...      421.0

3.  Earnings including fixed charges......................      630.8

4.  Less:  interest on deposits...........................      288.7

5.  Earnings excluding interest on deposits...............     $342.1

Fixed Charges:

6.  Fixed charges including interest on deposits..........     $421.0

7.  Less:  interest on deposits...........................      288.7

8.  Fixed charges excluding interest on deposits..........     $132.3

Ratio of Earnings to Fixed Charges:

Including interest on deposits (line 3 divided by line 6).     1.50 x

Excluding interest on deposits (line 5 divided by line 8).     2.59 x
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